            AGREEMENT CONCLUDED BETWEEN ON FEBRUARY 17, 2000 BETWEEN TELIRAN ELECTRONICS, LTD., CYNET HOLDINGS, LLC AND CYNET, INC.

On the 16th day of February, 2000, Teliran Electronics, Ltd. of Israel and its Subsidiaries, including without limitation Globewave, Inc. of New Jersey, United States of America (hereinafter referred to as the "Teliran Group"), Cynet Holdings, LLC, (hereinafter referred to as "Cynet Holdings") a State of Texas, United States of America, limited liability company and Cynet, Inc , a State of Texas, United States of America, corporation (hereinafter Cynet Holdings, LLC and Cynet, Inc. are collectively referred to as the "Cynet Group") enter into a definitive agreement concerning Exclusive Marketing Rights, Technical Support, Options to buy equity, and Partnership in Future Technology.

1. AGREEMENT SUPERSEDES ALL PREVIOUS AGREEMENTS BETWEEN THE PARTIES. This Agreement supersedes all previous agreements between the parties to this Agreement; except the Purchase Order Number 1101 dated February 3, 2000 which is incorporated by reference in this Agreement This Agreement is effective upon Cynet Holdings' delivery of the pledged Cynet, Inc. shares pursuant to Paragraph 3 below.

2. EXCLUSIVE MARKETING RIGHTS. The Teliran Group grants to Cynet Holdings for three (3) years exclusive sales and marketing rights in all territories (including without limitation North America, South America, Asia, and Africa also includes specialty markets) for the Teliran Group's Complete PCcard (hereinafter referred to as the "Cell Phone/Modem") subject to Cynet Inc.'s performance in the sales of the product. The parties agree that the year 2000 minimum sales performance is 23,700 units. The Cynet Group has issued to the Teliran Group a written purchase order for 23,700 Cell Phone Modem units at the purchase price of $350 per unit for various delivery dates on or before December 31, 2000. The deliveries by quarter shall be as follows: 1st Quarter - 3,000 units, 2nd Quarter 5,000 units, 3rd Quarter - 7,800 units and 4th Quarter - 7,900 units. The years 2001 and 2002 minimum performance commitments shall be jointly developed by the Teliran Group and The Cynet Group; but, in no event shall the sales performance be less than the year 2000 performance. The Cynet Group agrees to provide the Teliran Group, as requested, sales and marketing information concerning actual and prospective sales by targeted markets, which markets are to be mutually determined and agreed upon at a later date.

         In the event the Cynet Group fails to meet sales objectives in any given market and after the Teliran Group has given the Cynet Group written notice of its concerns and has allowed adequate time for the Cynet Group to cure the deficiencies and the Cynet Group has failed to cure the noticed deficiencies, then the Teliran Group may take back the sales and marketing rights for the specified market without affecting the Cynet Group's exclusive sales and marketing rights in all of the remaining markets. Nonetheless, the Cynet Group shall have the option to have its obligation to purchase units reduced pursuant to the Teliran Group revoking exclusive sales and marketing rights in proportion to the projected number of units to be sold in that market revoked.


                                          Init.:______ Init.:______ Init.:______

                                                                       AGREEMENT
                                   BETWEEN THE TELIRAN GROUP AND THE CYNET GROUP
                                                                FEBRUARY17, 2000
                                                                          PAGE 2


         In the event the Cynet Group fails to meet sales objectives in all given markets and the Teliran Group elects to revoke all sales and marketing rights pursuant to the procedure set forth above, this agreement is terminated.

3. LINE OF CREDIT. On or before March 1, 2000, Cynet Holdings shall deliver to the Teliran Group a letter of credit or other financial guarantee acceptable to the Teliran Group in the amount of $1,050,000.00 for covering the projected sales for the First Quarter of 2000 which guarantee shall be for 180 days from the date of issuance. On or before April 1, 2000, Cynet Holdings shall deliver to the Teliran Group a letter of credit or other financial guarantee acceptable to the Teliran Group in the amount of $1,750,000.00 for covering the projected sales for the Second Quarter of 2000 which guarantee shall be for 180 days from the date of issuance. Until Cynet Holdings delivers to the Teliran Group the Letters of Credit described above, Cynet Holdings shall pledge as security to the Teliran Group 1,000,000 shares of Cynet, Inc. stock, which shares shall be held and distributed pursuant to a mutually agreed upon Escrow Agreement as follows:

                  (i) The Teliran Group shall return to Cynet Holdings 250,000 shares of the Cynet, Inc. stock upon delivery of the letter of credit in the amount of $1,050,000.00 as described above;

                  (ii) The Teliran Group shall return to Cynet Holdings 250,000 shares of the Cynet, Inc. stock upon delivery of the letter of credit in the amount of $1,750,000.00 as described above; and

                  (iii) The Teliran Group shall return to Cynet Holdings the remaining 500,000 shares of the Cynet, Inc. stock at its option at any time after the requirements of (i) and (ii) have been met but, in any case, the shares shall be returned no later than March 31, 2001.

         The pledged shares of stock shall be delivered to Dr. Israel Leshem who shall serve as the Escrow Agent and such delivery shall be on or before February 24, 2000. CYNET shall bear all of the costs associated with the sales, marketing, advertising and promotion of the Cell Phone Modem during the term of its Exclusive Marketing Rights.

4. PURCHASE OPTION. Upon completion of one (1) year of the successful fulfillment of this agreement, the Cynet Group shall have the option to purchase up to five percent (5%) of Teliran Electronics, Ltd. at the purchase price of $2.50 per share, which option shall be in effect throughout the term of this agreement. Also, the Teliran Group shall have the


                                          Init.:______ Init.:______ Init.:______

                                                                       AGREEMENT
                                   BETWEEN THE TELIRAN GROUP AND THE CYNET GROUP
                                                                FEBRUARY17, 2000
                                                                          PAGE 3


         the option to buy from Cynet, Inc. or Cynet Holdings shares in Cynet, Inc. in an amount equal in value to $1,000,000 USD.

5. ONE YEAR ASSIGNMENT OF THE EXCLUSIVE MARKETING RIGHTS. Cynet Holdings, with the approval of the Teliran Group, may assign to Cynet, Inc. the exclusive sales and marketing rights in all territories (including without limitation North America, South America, Asia, and Africa also includes specialty markets) for the Teliran Group's Complete PCcard (hereinafter referred to as the "Cell Phone/Modem") subject to Cynet Inc.'s performance in the sales of the product for the first year of the Agreement subject to Cynet, Inc. meeting the quarterly sales commitments listed in Paragraph 2 above. Cynet, Inc.'s performance requirements shall be reduced on a pro rata basis in the event that The Teliran Group fails to deliver to Cynet Holdings the number of units on a quarterly basis as described in Paragraph 2 above. At Cynet Holdings' election, it may assign to Cynet, Inc. the Exclusive Marketing Rights, as defined above, for any additional periods during the term of this Agreement. Cynet Holdings may not assign the Exclusive Marketing Rights under this Agreement to any third-party without the written approval of The Teliran Group.

6. TECHNICAL SUPPORT. Beginning on February 1, 2000, the Teliran Group shall pay to Cynet Holdings $10,000.00 per month to subsidize the Cynet Group's employment of a minimum of two technical support persons to support the sales and marketing of the Cell Phone Modem product. The subsidy shall continue for the term of The Cynet Group's Exclusive Marketing Agreement. At the Teliran Group's election, the subsidy may be paid in cash or deducted from Cynet Holding's payment of Cell Phone Modems previously ordered but for which the Teliran Group has not received full payment.

7. PARTNERSHIP IN THE NEW TECHNOLOGY. The Cynet Group and the Teliran Group agree to enter a joint venture regarding the research and development of improvements and follow-ons to the Cell Phone Modem product. The technology and products shall be own 50% by the Teliran Group and 50% by the Cynet Group. This effort shall be directed through the creation of a new and separate Israeli corporation or limited liability company. Cynet Holdings and the Teliran Group agree to execute a detailed written Joint Venture Agreement encompassing among other things the provisions of the Paragraph. The Joint Venture Agreement shall be completed and executed on or before April 1, 2000.

         After the execution of the Joint Venture Agreement, the parties agree to begin making investments in the Joint Venture entity. The investments shall be in agreed installments to


                                          Init.:______ Init.:______ Init.:______

                                                                       AGREEMENT
                                   BETWEEN THE TELIRAN GROUP AND THE CYNET GROUP
                                                                FEBRUARY17, 2000
                                                                          Page 4

         equal a minimum of $5 million in cash or cash value on or before the close of December 31, 2000. The Teliran Group's investment can include transfer to the new company of some existing technology, knowledge and persons associated with the Cell Phone Modem. Cynet Holdings shall include some amount of cash as well as additional technology and knowledge. The Teliran Group and Cynet Holdings shall agree as to the cash value of any in-kind contributions to the new research and development entity. The Teliran Group shall retain exclusive manufacturing and production rights over the newly developed products. Cynet Holdings shall retain exclusive marketing rights over the newly developed products.

8. GOVERNING LAW. This Agreement shall be governed by the laws of Israel. Venue and jurisdiction regarding this Agreement shall lie in the State of Israel.

TELIRAN ELECTRONICS, LTD.                    CYNET HOLDINGS, LLC
   "Teliran Group"                             "Cynet Holdings"



By: /s/ Shlomo Alon                          By: /s/ Vincent W. Beale, Sr.
   ------------------------------               -------------------------------
      Shlomo Alon, Chairman                     Vincent W. Beale, Sr.
                                                President



By: /s/ Menashe Shabi
   ------------------------------
      Menashe Shabi, President


CYNET, INC.


By: /s/ Bernard B. Beale
   ------------------------------
      Bernard B. Beale
      Executive Vice President